8-K

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August _, 2012

MEDICAL ALARM CONCEPTS HOLDING, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-153290	26-3534190
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 West Church Road, Suite B, King of Prussia, PA		19406
(Address of principal executive offices)		(Zip Code)

(877) 639-2929

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 3, 2012, the Company reached an agreement with various investors in the Corporation who held certain rights to buy common stock in the Corporation (Warrant Holders). The Warrant Holders and the Company agreed that it is in the best interests of the Warrant Holders, the Corporation and common stockholders to cancel a total of 61.5 million warrants. All of these warrants had strike prices that were above the closing bid price on the day before the agreement was reached, thus were considered “in the money” warrants. No compensation of any type was given to Warrant Holders who canceled their warrant positions.

Item 7.01. Regulation FD Disclosure.

On August 3, 2012, the Company reached an agreement with various investors in the Corporation who held certain rights to buy common stock in the Corporation (Warrant Holders). The Warrant Holders and the Company agreed that it is in the best interests of the Warrant Holders, the Corporation and common stockholders to cancel a total of 61.5 million warrants. All of these warrants had strike prices that were above the closing bid price on the day before the agreement was reached, thus were considered “in the money” warrants. No compensation of any type was given to Warrant Holders who canceled their warrant positions.

On August 6, 2012, the Company issued comments in a press release discussing the customer upgrade rate at its large retail partner, the largest warehouse club store chain in the United States. Management indicated that the customer upgrade rate had now climbed to in excess of 75%, providing the Company with additional high-margin revenue. The Company also commented that this same retail partner had given the Company an estimate of between 1,500 and 2,500 units for a significant promotion the retailer plans for early Fall of 2012. Additionally, the Company disclosed that it had sold approximately 4,000 MediPendant units during the June quarter and expects to exceed this amount for the September quarter.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August __, 2012		MEDICAL ALARM CONCEPTS HOLDING, INC.

	By:	/s/ Ronnie Adams
Ronnie Adams
Chief Executive Officer